LOAN AGREEMENT

This Loan Agreement (the “Agreement”) dated as of July 11, 2017, is between Bank of America, N.A. (the "Bank") and Nature’s Sunshine Products, Inc. (the "Borrower").

1.DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

"EBITDA" means the Borrower’s and its consolidated subsidiaries’ net income from continuing operations before income taxes, depreciation, amortization, share-based compensation expense, interest expense, and plus loss or less gain from non-cash foreign exchange transactions and plus loss or less gain from extraordinary items.

“Environmental Agreement” means the environmental indemnity agreement of even date herewith executed by the Borrower and each Guarantor in favor of the Bank pertaining to the Real Property, as the same may from time to time be extended, amended, restated or otherwise modified. The Environmental Agreement is unsecured.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, and (c) the National Flood Insurance Reform Act of 1994, each as amended and together with any successor law of such type.

“Guarantor” means any person, if any, providing a guaranty with respect to the obligations hereunder.

“Improvements” means all on-site and off-site improvements to the Land for a structure located on the Land, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Land and/or in such improvements.

“Land” means the land described in and encumbered by the Mortgage.

“Mortgage” means the deed of trust or mortgage of even date herewith given by the Borrower or other applicable Obligor to the Bank to secure the obligations hereunder, except for obligations arising out of the Environmental Agreement, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Obligor” means any Borrower, Guarantor and/or Pledgor, or if the Borrower is comprised of the trustees of a trust, any trustor.

“Pledgor” means any person, if any, providing a pledge of collateral with respect to the obligations hereunder.

“Real Property” means the real property collateral securing this Agreement, including without limitation the real property described in “Collateral” section of this Agreement.

“Related Party” means each of the Borrower and its subsidiaries.

2. FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1 Line of Credit Amount.

a.During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the "Facility No. 1 Commitment") is Twenty-Five Million Dollars ($25,000,000).

b.This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

c.The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2 Availability Period.

The Line of Credit is available between the date of this Agreement and July 11, 2020, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

2.3 Repayment Terms.

a.The Borrower will pay interest on July 31, 2017, and then on the last day of each month thereafter until payment in full of any principal outstanding under this facility. The amount of each payment shall be the amount of all accrued interest on the Line of Credit.

b.The Borrower will repay in full any principal, interest or other charges outstanding under this Agreement no later than the Facility No. 1 Expiration Date.

c.The Borrower may prepay the Line of Credit in full or in part at any time without premium or penalty. The prepayment will be applied to the most remote payment of principal due under this Agreement.

d.For any payback of the Line of Credit which is not made by the Borrower using the Bank’s Cash Pro Credit system (or any successor system) or the Bank’s AutoBorrow service (or any successor service), the Borrower shall submit a written payback request substantially in the form attached to this Agreement as Exhibit A.

2.4 Interest Rate.

a.The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus 1.25 percentage points.

b.The “LIBOR Daily Floating Rate” is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion pursuant to Section 4.6 for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3. COLLATERAL

3.1 Personal Property.

Other than any “Excluded Assets” (as such term is defined in the security agreement(s)), the personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral.

a.Equipment and fixtures owned by each Obligor.

b.Inventory owned by each Obligor.

c.Receivables owned by each Obligor.

d.Patents, trademarks and other general intangibles owned by each Obligor.

e.All other personal property owned by each Obligor.

3.2 Real Property.

The Borrower's obligations to the Bank under this Agreement will be secured by a lien covering the following real property (including the Land and Improvements) owned by the Borrower:

1655 North Main Street Spanish Fork, Utah 84660
Utah County Tax ID # 24-046-0063

4. LOAN ADMINISTRATION AND FEES

4.1 Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2 Collection of Payments; Payments Generally.

a.Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

b.Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

c.All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3 Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.4 Direct Debit.

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from the Borrower’s deposit account with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.5 Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6 Additional Costs.

If there occurs any Change in Law, the result of which is to increase the cost to the Bank of making any extensions of credit under the Line of Credit (or of maintaining its obligations to make extensions of credit thereunder) or to reduce the amount receivable by the Bank hereunder in respect thereof, the Borrower will pay the Bank, on demand, such amounts as will compensate the Bank for such costs or reductions. Such costs or reductions may include, without limitation, the following:

a.any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

b.any capital requirements relating to the Bank's assets and commitments for credit.

If the Bank makes a claim under this Section 4.6, it shall provide notice to the Borrower (x) describing in reasonable detail the nature of the event giving rise to its claim, (y) certifying the amount claimed, and
(z) providing in reasonable detail the calculation of the amount claimed.

Notwithstanding anything to the contrary in this Section 4.6, the Bank shall not be entitled to compensation under this Section 4.6 with respect to any particular Change in Law unless the Bank has notified the Borrower not more than 270 days after the date on which such Change in Law occurred that the Bank intends to recover costs under this Section 4.6 with respect to such Change in Law.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

4.7 Interest Calculation.

Except as otherwise stated in this Agreement, all rates of interest and fees, if any, which are calculated on a quarterly, annual or other periodic basis will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.8 Default Rate.

Upon the occurrence of any Event of Default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any Event of Default.

5. CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive the documents and other items listed below, each in form and content reasonably acceptable to the Bank.

5.1 Authorizations.

If any Obligor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 Governing Documents.

If required by the Bank, a copy of (a) the Borrower’s organizational documents and (b) each other Obligor’s organizational documents.

5.3 Guaranties.

Guaranties signed by each the following: Quality Nutrition International, Inc. and Synergy Worldwide, Inc.

5.4 Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

5.5 Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except Permitted Liens and other liens the Bank consents to in writing.

5.6 Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.7 Repayment of Other Credit Agreement.

Evidence that the existing revolving line of credit with Wells Fargo Bank, National Association has been or will be repaid and cancelled on or before the first disbursement under this Agreement.

5.8 Good Standing.

Certificates of good standing for the Borrower and each other Obligor from its state of formation.

5.9 Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may reasonably require. The legal counsel and the terms of the opinion must be reasonably acceptable to the Bank.

5.10 Appraisals.

Appraisals prepared by appraisers reasonably acceptable to the Bank with respect to the liquidation value of the Real Property.

5.11 Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.12 Environmental Information.

An environmental site assessment prepared by a qualified third party consultant approved by the Bank concerning any potential toxic or hazardous condition with respect to the Real Property.

5.13 Security Instrument.

Signed and acknowledged original deed of trust or mortgage, as required by the Bank, encumbering the Real Property.

5.14 Title Insurance.

An ALTA lender's title insurance policy (on a form acceptable to the Bank and from a title company acceptable to the Bank), for at least Twelve Million Six Hundred Thousand Dollars ($12,600,000), insuring the Bank's interest in the Real Property, with only such exceptions as may be approved by the Bank and together with such endorsements as the Bank may require.

5.15 Environmental Agreement.

The Environmental Agreement signed by the Borrower and each Guarantor.

5.16 Conditions to Each Extension of Credit.

Before each extension of credit, other than the first advance made on or about the date of this Agreement, which is not requested by the Borrower using the Bank’s Cash Pro Credit system(or any successor system) or the Bank’s AutoBorrow service (or any successor service), a written borrowing request from the Borrower substantially in the form attached to this Agreement as Exhibit A.

6. REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties to the Bank on the date of this Agreement. Each request from the Borrower to the Bank for an extension of credit under this Agreement will constitute a representation and warranty from the Borrower to the Bank that the following representations and warranties are true and correct in all material respects as of the date of such request (except to the extent that any such representations and warranties (a) refer specifically to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (b) are subject to any materiality qualifier, in which case such representations and warranties shall be true and correct in all respects).

6.1 Formation.

Each Obligor is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2 Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within each Obligor’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Good Standing.

In each state or other jurisdiction in which each Obligor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes, except for such failures that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect.

6.4 Government Sanctions.

a.The Borrower represents that, except as previously disclosed to the Bank, no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries, nor, to the actual knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of any Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

b.The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, in violation of, or in a manner that would cause Bank to violate, applicable law or Sanctions.

6.5 Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge, in all material respects, of the Obligors’ financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, or properties of the Obligors (considered as a whole). If any Obligor is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

6.6 Lawsuits.

There is no lawsuit, tax claim or other dispute pending or, to the Obligors’ knowledge, threatened against any Obligor which, if lost, would materially impair the Obligors’ financial condition (considered as a whole) or ability to repay their obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.7 Other Obligations.

No Related Party is in default in any respect (to the extent that such default would have a material effect on the Related Parties taken as a whole) on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8 Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Obligor for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.9 Collateral.

All collateral pledged under the Mortgage or any security agreement given by the Obligors to the Bank to secure the obligations hereunder is owned by the grantor of the lien or other security interest free of any title defects or any liens or interests of others, except Permitted Liens and those which have been approved by the Bank in writing.

6.10 No Event of Default.

There is no Default or Event of Default under this Agreement.

6.11 ERISA Plans.

a.Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which have resulted or could reasonably be expected to result in a material adverse effect.

b.With respect to any Plan subject to Title IV of ERISA:

i.No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

ii.No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

c.The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Obligor is (i) an employee benefit plan subject to Title I of ERISA; (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.

d.The following terms have the meanings indicated for purposes of this Agreement:

i."Code" means the Internal Revenue Code of 1986, as amended.

ii."ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

iii."ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

iv."Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.12 Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable, in each case, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally.

6.13 No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which any Obligor is bound.

6.14 Permits, Franchises.

Each Obligor possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.15 Insurance.

Each applicable Obligor has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.16 Flood Zone.

None of the Improvements are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, the Borrower or other applicable Obligor has obtained the insurance prescribed herein.

6.17 Government Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority (including, without limitation, any nation, state or other political subdivision thereof, any central bank, and any entity exercising executive, legislative, judicial, regulatory or administrative functions, and any corporation or other entity owned or controlled by any of the foregoing) is necessary or required in connection with the execution, delivery or performance by, any Obligor of this Agreement or any other instrument or agreement required hereunder, for which such Obligor is a party, except, in each case, for (a) those that have already been given or obtained and are still in full force and effect and (b) filings and recordings with respect to the collateral.

7. COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each Obligor (or Related Party, if specified in any section of this Section 7):

7.1 Use of Proceeds.

a.To use the proceeds of the credit extended under this Agreement only to refinance the Borrower’s existing credit facility with Wells Fargo Bank, National Association and for general corporate purposes.

b.The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

7.2 Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional financial information as reasonably requested by the Bank from time to time.

a.Within 120 days of the Borrower’s fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a nationally recognized Certified Public Accountant (“CPA”) or another CPA reasonably acceptable to the Bank. The statements shall be prepared on a consolidated basis for the Borrower and the other Related Parties.

b.Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, and within 90 days of the last fiscal quarter in each fiscal year of the Borrower, quarterly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis for the Borrower and the other Related Parties.

c.Promptly after sending or receipt, copies of any management letters and material correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

d.Together with, and within the time periods specified for, the delivery of each financial statement delivered to the Bank pursuant to paragraphs (a) and (b) above, a compliance certificate of the Borrower substantially in the form of Exhibit B attached to this Agreement, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement applicable to the party submitting the information and, if any such Default or Event of Default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

e.The budget (including a capital expenditures budget) of the Borrower, prepared on a quarterly basis for the upcoming fiscal year of the Borrower and otherwise in form and content acceptable to the Bank, within 60 days after the end of each fiscal year of the Borrower.

f.Promptly after the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each other Obligor as the Bank may reasonably request.

7.3 Funded Debt to EBITDA Ratio.

To maintain, at the times and pursuant to the terms set forth below, and on a consolidated basis for the Borrower and consolidated subsidiaries, a ratio of Funded Debt to EBITDA not exceeding 2.0:1.0.

“Funded Debt” means the aggregate principal amount of all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

This covenant will be tested at the end of each reporting period for which the Bank requires financial statements, beginning with the fiscal quarter of the Borrower ending September 30, 2017, using the EBITDA of the twelve-month period ending with that reporting period and the Funded Debt outstanding on the date of determination.

7.4 Basic Fixed Charge Coverage Ratio.

To maintain, at the times and pursuant to the terms set forth below, and on a consolidated basis for the Borrower and consolidated subsidiaries, a Basic Fixed Charge Coverage Ratio of at least the ratios indicated for each period specified below:

Period Ending Ratios

December 31, 2017 1.15:1.0

From March 31, 2018
and thereafter 1.25:1.0

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) EBITDA less Maintenance Capital Expenditures to (b) the sum of interest expense, the current portion of long term debt, the current portion of capitalized lease obligations, cash income tax expense and dividends, withdrawals, and other distributions.

“Maintenance Capital Expenditures” means expenditures to replace existing fixed or capital assets (including pursuant to capital leases) undertaken to sustain current revenue and profitability.

This covenant will be tested at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

7.5 EBITDA.

To maintain on a consolidated basis for the Borrower and consolidated subsidiaries EBITDA of at least the amounts indicated for each period specified below:

Period Ending	EBITDA
September 30, 2017	$9,500,000
December 31, 2017 and March 31, 2018	$11,500,000
June 30, 2018 and September 30, 2018	$13,000,000
December 31, 2018	$15,000,000
March 31, 2019	$18,000,000
June 30, 2019 and thereafter	$21,000,000

This covenant will be tested at the end of each reporting period for which the Bank requires financial statements, using the EBITDA of the twelve-month period ending with that reporting period.

7.6 Bank as Principal Depository.

No later than 120 days after the date of this Agreement (or such longer period of time as agreed by the Bank in its reasonable discretion) (the “Depository Transition Period”), to maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.7 Other Debts.

Not to have outstanding or incur any direct indebtedness for borrowed money, the deferred purchase price for property or services, or lease obligations (other than, in each case, those to the Bank or to any affiliate of the Bank) (collectively, “Debt”), or become liable for the Debt of others (except other Related Parties), without the Bank's written consent. For purposes of this Agreement, Banc of America Leasing & Capital, LLC (“BALC”) shall be deemed to be an affiliate of the Bank. This does not prohibit:

a.Acquiring goods, supplies, or merchandise on normal trade credit.

b.Debt in existence on the date of this Agreement disclosed in writing to the Bank, and refinancings of such Debt that do not increase the principal amount of such Debt outstanding.

c.Additional Debt for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

d.Leases for real property entered into in the ordinary course of business.

e.Other Debt in the aggregate principal amount outstanding at any time not to exceed $5,000,000.

7.8 Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property each Obligor now or later owns without the Bank's written consent. This does not prohibit the following (collectively, “Permitted Liens”):

a.Liens and security interests in favor of the Bank or any affiliate of the Bank.

b.Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings and as to which adequate reserves are maintained in accordance with GAAP.

c.Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

d.Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar liens imposed by law, arising in the ordinary course of business that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings and as to which adequate reserves are maintained in accordance with GAAP.

e.Pledges, deposits and other liens (i) made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing insurance to an Obligor.

f.Liens in favor of lessors securing operating leases that are not prohibited by this Agreement.

g.Judgment or other similar liens in connection with legal proceedings in the aggregate principal amount net of amounts for which insurance providers are providing coverage up to $500,000 and that do not constitute an Event of Default.

h.Any other liens on property not otherwise permitted by this Section 7.8 so long as the lesser of (i) the aggregate principal amount of the obligations secured thereby and (ii) the aggregate fair market value of the assets subject thereto does not exceed $500,000 at any time outstanding.

7.9 Maintenance of Assets.

a.Not to sell, assign, lease, transfer or otherwise dispose of any part of any Obligor’s business or any Obligor’s assets except:

i.inventory and immaterial assets sold in the ordinary course of such Obligor’s business;

ii.money or cash in a manner not otherwise prohibited by this Agreement;

iii.machinery or equipment no longer useful in the business of any Obligor;

iv.assets transferred to another Obligor;

v.in connection with making Investments permitted under Section 7.10 hereof, or Loans permitted under Section 7.11 hereof;

vi.any involuntary taking or condemnation of property by a governmental authority that does not result in an Event of Default under Section 9.11 hereof;

vii.declarations of dividends on, and redemptions or other purchases of, the Borrower’s common stock;

viii.dispositions of other assets at fair market value; and

ix.immaterial intellectual property no longer useful in the business of any Obligor.

b.Not to enter into any sale and leaseback agreement covering any of its fixed assets.

c.To maintain and preserve all rights, privileges, and franchises any Obligor has that are material to such Obligor’s business.

d.To make any repairs, renewals, or replacements to keep each Obligor’s properties in good working condition, ordinary wear and tear excepted.

e.To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

7.10 Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions (collectively, “Investments”) to any individual or entity, except for:

a.Existing Investments disclosed to the Bank in writing prior to the date of this Agreement.

b.Investments in any of the following:

i.time deposits and certificates of deposit;

ii.U.S. treasury bills and other obligations of or fully guaranteed or insured by the federal government or any instrumentality thereof;

iii.readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission);
iv.commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s; and

v.investments in money market funds substantially all of whose assets are comprised of assets of the type described in clauses (i) through (iv) above.

c.Loans, advances and other extensions of credit permitted under Section 7.11 hereof.

d.Investments in any Obligor’s direct or indirect subsidiaries or affiliates.

e.The acquisition of all or substantially all of the equity interests with ordinary voting power of another Person, or all or substantially all of the assets of another Person, or the acquisition of material intellectual property from a Person, provided that the Borrower gives written notice thereof to the Bank not less than ten (10) days prior to the consummation thereof (or such shorter period of time as agreed to by the Bank in its reasonable discretion) and, provided further that at the time thereof and after giving effect thereto: (i) no Event of Default has occurred and is continuing or would result from such acquisition, (ii) the aggregate amount of consideration paid by the Obligors does not exceed $5,000,000 on a cumulative basis for all such acquisitions after the date of this Agreement, (iii) the Obligors would be in pro forma compliance with the financial covenants under this Agreement for the most recent calculation period if such acquisition had been completed on the first day of such calculation period, and (iv) if any such acquisition results in the creation or acquisition of a direct or indirect domestic subsidiary of the Borrower, the Borrower shall, and shall cause any such subsidiary, to comply with the provisions of Section 7.26 hereof (a “Permitted Acquisition”).

7.11 Loans.

Not to make any loans, advances or other extensions of credit (“Loans”) to any individual or entity, except for:

a.Existing Loans disclosed to the Bank in writing prior to the date of this Agreement.

b.Loans to any Obligor or any Obligor’s direct or indirect subsidiaries or affiliates.

c.Loans in the nature of accounts receivable, notes receivable or other extensions of trade credit arising from the sale or lease of goods or services in the ordinary course of business to non- affiliated entities.

7.12 Change of Management.

Within four banking days after any event described in Item 5.02 of Form 8-K occurs with respect to the Borrower, other than an event described in clause (e) or (f) of that Item, the Borrower shall provide to the Bank the applicable notice and disclosure required under Form 8-K with respect to such events.

7.13 Change of Ownership.

Not to cause, permit, or suffer any change in ownership of any Guarantor, such that there is a material change, as determined by the Bank in its sole discretion.

7.14 Additional Negative Covenants.

Not to, without the Bank's written consent:

a.Enter into any consolidation, merger, or other combination unless an Obligor is the survivor thereof.

b.Acquire or purchase a business or its assets other than a Permitted Acquisition.

c.Engage in any business activities substantially different from the Obligors’ present business.

d.Liquidate or dissolve any Obligor’s business.

7.15 Notices to Bank.

To promptly notify the Bank in writing of:

a.Any Default or Event of Default under this Agreement.

b.Any change in any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

7.16Insurance.

a.General Business Insurance. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, product liability and workers' compensation, and any other insurance which is usual for such Obligor’s business. Borrower’s primary general liability insurance policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

b.Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage if advisable for the location of the collateral) covering the tangible property comprising the collateral. Each insurance policy must be in an amount reasonably acceptable to the Bank. The insurance must be issued by an insurance company reasonably acceptable to the Bank. Borrower’s primary property insurance policy must include a mortgagee or lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

c.Other Insurance. In addition, the Borrower and such Obligor shall maintain such other insurance as the Bank may reasonably require to comply with the Bank’s regular requirements and practices in similar transactions, which may include earthquake insurance and insurance covering acts of terrorism.

d.Evidence of Insurance. Promptly after the request of the Bank, to deliver to the Bank a copy of each insurance policy then in force, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.17 Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor's financial condition, business, operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.18 Books and Records.

To maintain adequate books and records, including complete and accurate records regarding all Collateral.

7.19 Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.20 Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.21 Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.22 Flood Insurance.

If at any time any portion of any structure on the Property is insurable against casualty by flood and is located in a Special Flood Hazard Area under the Flood Insurance Laws, to maintain a flood insurance policy on the structure and contents owned by the Borrower or other applicable Obligor in form and amount acceptable to the Bank but in no amount less than the amount sufficient to meet the requirements of applicable law as such requirements may from time to time be in effect.

For the purposes of this paragraph, “Property” means the real and personal property conveyed and encumbered by the Mortgage.

7.23 Inspections and Appraisals of Real Property.

To allow the Bank and its agents to visit the Real Property at any reasonable time for the purpose of inspecting the Real Property and conducting appraisals, and deliver to the Bank any financial or other information concerning the Real Property as the Bank may request.

7.24 Use or Leasing of the Real Property Collateral.

To occupy the Real Property for the conduct of its regular business. The Borrower will not change its intended use of the Real Property without the Bank's prior written approval.

7.25 Indemnity Regarding Use of Real Property.

To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank's counsel) arising out of or resulting from the construction of any improvements on the Real Property, or the ownership, operation, or use of the Real Property, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. The Borrower's obligations to the Bank under this Paragraph shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the Real Property or any part of it by foreclosure or any other means.

7.26 Subsidiary Guaranties and Collateral.

a.Guarantors. The Borrower shall give notice to the Bank not less than ten (10) days prior to creating any direct or indirect subsidiary (or such shorter period of time as agreed to by the Bank in its reasonable discretion), or acquiring the equity interests of any other person. If required by the Bank, the Borrower will cause each of its direct and indirect domestic subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Guaranty, in form and substance satisfactory to the Bank. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new Guarantor, such other documents and agreements as reasonably required by the Bank, including, without limitation, resolutions, organizational documents and incumbency certificates with respect to such new Guarantor.

b.Collateral. The Borrower will cause each Guarantor’s tangible and intangible personal and real property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected lien (subject to Permitted Liens) in favor of the Bank to secure the obligations incurred under this Agreement or otherwise in connection with this Agreement or any Guaranty. The Borrower shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Bank.

c.Further Assurances. Promptly after request of the Bank, execute and deliver any and all further instruments and documents and take all such other action reasonably requested by the Bank to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws.

7.27 Cash Collateral; Account Control Agreements.

Except during the Depository Transition Period, the Borrower shall, and shall cause each other Obligor who has pledged or otherwise granted a security interest in cash, accounts, deposit accounts and/or securities accounts (or similar collateral) to secure the obligations under this Agreement to, not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any person, other than (a) deposit accounts that are maintained at all times with depositary institutions as to which the Bank shall have received a satisfactory account control agreement, (b) securities accounts that are maintained at all times with financial institutions as to which the Bank shall have received a satisfactory account control agreement, (c) deposit accounts established solely as payroll and other zero balance accounts and such accounts are held with the Bank and (d) other deposit accounts, so long as such accounts are held with the Bank; provided, however, that an account control agreement shall not be required for a deposit account so long as the aggregate balance in all such deposit accounts (that are not maintained with the Bank) that are not subject to an account control agreement does not exceed Fifty Thousand Dollars ($50,000) at any time.

8. HAZARDOUS SUBSTANCES

8.1 Representation and Warranty Regarding Hazardous Substances.

Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Real Property. Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, in each case, in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could result in liability under, applicable Environmental Laws (defined below), except as the Borrower has disclosed to the Bank in writing prior to the date of this Agreement, or as disclosed in the April 22, 2016 or June 21, 2017 Phase I Environmental Assessments prepared by Terracon for the Bank.

8.2 Compliance Regarding Hazardous Substances.

To the best of its knowledge, the Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”). The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property. The Borrower acknowledges that hazardous substances may materially impair the value and use of the Real Property.

8.3 Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes that it is more likely than not that (a) there is any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, in each case, in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could result in liability under, applicable Environmental Laws, or (b) the Borrower or the Real Property will be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any material violation of or liability under Environmental Laws.

8.4 Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank, during any site visit, observation or testing conducted pursuant to this paragraph, will not unreasonably interfere with the Borrower’s use of the Real Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank other than in respect of damage to the property caused by the Bank or its employees; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). The Bank agrees to provide Borrower with a copy of any such Environmental Report. In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to any regulatory authority or other party, the Borrower authorizes the Bank to make such a disclosure. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

8.5 Unsecured Obligation.

Notwithstanding any provision in the Mortgage, the Borrower's obligations to the Bank under this Article are not secured by the Real Property.

8.6 Definition of Hazardous Substances.

The term "hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9. EVENTS OF DEFAULT AND REMEDIES

If any of the following events (each, an “Event of Default”) occurs and is continuing, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by the Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt to the Bank immediately. If an event which, with notice or the passage of time, would constitute an Event of Default (each, a “Default”) has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs and is continuing, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

9.2 Other Bank Agreements.

a.(i) Any Obligor defaults under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, and such default is not cured within any applicable cure period provided for therein; (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor in this Agreement or other document executed or delivered in connection herewith is false when made or deemed to be made; or (iv) any Related Party defaults under any other agreement with the Bank or any affiliate of the Bank, including, without limitation, BALC.

b.If, in the Bank's opinion, any default under subparagraph (a)(i) or (a)(iv) above is capable of being remedied but the applicable document does not provide a cure or remedy period, the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after earlier of (x) the date that the Borrower knew or should have known of the default, and (y) the date on which the Bank gives written notice of the default to the Borrower.

9.3 Cross-default.

Any Related Party (a) fails to make any payment of principal or interest in respect of Debt when due and such failure continues past the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (b) fails to perform any other term relating to such Debt, the effect of which is to permit the holder thereof to accelerate such Debt, and, in each case, the outstanding principal amount of applicable Debt for which such failures have occurred and are continuing exceeds $500,000.

9.4 False Information.

Any Obligor has given the Bank information or representations that were false or misleading in any material respect when delivered or made.

9.5 Bankruptcy/Receivers.

a.Any Obligor or any general partner of any Obligor files a bankruptcy petition; (b) a bankruptcy petition is filed against any Obligor or any general partner of any Obligor that is not dismissed, discharged, stayed or bonded within 60 days after the filing thereof; (c) any Obligor or any general partner of any Obligor makes a general assignment for the benefit of creditors; (d) a receiver or similar official is appointed for a substantial portion of any Obligor's business; (e) a material portion of any Obligor’s business is terminated; or (f) any Obligor is liquidated or dissolved without the Bank’s prior written consent and, if such consent is given, its remaining assets are not immediately thereafter transferred to another Obligor.

9.6 Lien Priority.

The Bank fails to have an enforceable first lien (except for Permitted Liens) on or security interest in any property given as security for this Agreement (or any guaranty), except for property sold, assigned, leased, transferred or otherwise disposed of in a manner not prohibited under this Agreement.

9.7 Judgments.

Any final, non-appealable judgments or arbitration awards involving in the aggregate liability (less any amount covered by insurance) in an amount exceeding $500,000 are entered against any Obligor.

9.8 Government Action.

Any government authority takes action that materially adversely affects any Obligor's financial condition or ability to repay its obligations under this Agreement.

9.9 ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

9.10 Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an Event of Default in this Article), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

9.11 Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to the property of any Obligor or any part thereof with a fair market value in excess of $500,000, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

10. ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP.

Except as otherwise stated in this Agreement, all financial statements provided to the Bank hereunder shall be prepared, and all determinations of compliance with all financial covenants will be made, in accordance with generally accepted accounting principles (“GAAP”) (except, as to interim financial statements, for the absence of footnotes and subject to year-end adjustments), consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

10.2 Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of the State of Utah (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

10.3 Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

10.4 Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank agrees that it may not sell participations in or assign this loan and the related loan documents without the Borrower’s prior written consent unless (a) an Event of Default has occurred and is continuing at the time of the assignment or (b) the assignment or participation is to an affiliate of the Bank that, in the case of an assignment, agrees to be bound by the provisions of this Agreement. The Bank may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.5 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED

HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

10.6 Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

10.7 Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.8 Expenses.

a.The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of any Obligor, (iii) subject to Section 4.6, the Bank's costs or losses arising from any Changes in Law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by any Obligor that are paid, incurred or advanced by the Bank.

b.The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual; provided that such indemnity will not be available (y) the payment of taxes measured or imposed upon the net income, corporate or franchise tax of the Bank or (z) to the extent that such loss, liability, damages, judgments or costs are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (i) the gross negligence or willful misconduct of the Bank or any of its agents or (ii) the Bank’s breach in bad faith of the Bank’s obligations under this Agreement or another agreement executed in connection herewith. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

c.The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (i) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (ii) the prosecution or defense of any action in any way related to this

Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity, except an action by an Obligor against Bank in respect of the Bank’s breach in bad faith of the Bank’s obligations under this Agreement or another agreement executed in connection herewith; provided, however, that in accordance with Section 78B-5-826 of the Utah Code, as and to the extent Borrower shall prevail in any such actions, the Bank shall reimburse Borrower for any reasonable costs and attorneys’ fees incurred by Borrower in connection therewith.

10.9 Set-Off.

Upon and after the occurrence of an Event of Default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

10.10 One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. PURSUANT TO UTAH CODE SECTION 25-5-4, THE BORROWER IS NOTIFIED THAT THIS AGREEMENT AND ANY OTHER AGREEMENTS REQUIRED BY THIS AGREEMENT ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN THE BANK AND THE APPLICABLE OBLIGORS, AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

10.11 Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit i n the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.12 Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13 Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

10.14 Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

10.15 Customary Advertising Material.

The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

10.16 Amendments.

This Agreement may be amended or modified only in writing signed by each party hereto.

10.17 Confidentiality.

The Bank shall treat all non-public information regarding the Obligors and their subsidiaries and their respective assets and businesses (other than any such information that is available to the Bank on a non- confidential basis prior to disclosure by the Obligors, “Confidential Information”) confidential and shall not disclose any Confidential Information to any Person not party to this Agreement other than the Obligors and their subsidiaries (and their respective employees and advisors) and the Bank’s affiliates (and their and the Bank’s respective directors, officers and employees). Notwithstanding the foregoing, the Bank may disclose Confidential Information to (a) attorneys for and other advisors to the Bank and its affiliates who have a duty to keep such Confidential Information confidential, (b) to regulatory authorities so long as they are informed of the confidential nature of such information, (c) as may be required under applicable law or by any subpoena or similar legal process (provided that the Bank shall, to the extent permitted under applicable law, notify the Borrower prior to making the required disclosure and limit the disclosure to the portion of the Confidential Information that must be disclosed under applicable law), (d) to any actual or potential assignee or participant of the Bank, (e) in connection with any litigation that involves claims related to the rights or duties under this Agreement and the other documents executed in connection herewith, (f) to the extent reasonably necessary for the exercise of any secured creditor remedy under this Agreement or the other documents executed in connection herewith, (g) any rating agency for the purpose of obtaining a credit rating applicable to the Bank, and (h) any other Person
(i) with the written consent of the Borrower or (ii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Bank on a non-confidential basis from a source other than an Obligor (provided such source was not itself in breach of any confidentiality obligation in providing such information) and not otherwise in violation of this Section.

Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised at least the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. Each Obligor hereby agrees that the failure of the Bank or any other Person specified in this Section to comply with the provisions of this Section shall not relieve such Obligor of any of its obligations under this Agreement or any of the other related loan documents.

[Signature Page Follows]

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page.

Bank of America, N.A. Nature's Sunshine Products, Inc.

Name: Joda L. Gibson Title: Senior Vice President

Prepared by: Holland & Hart LLP

Address where notices to the Bank are to be sent:

Doc Retention - GCF CT2-515-BB-03
70 Batterson Park Road
Farmington, CT 06032

with a copy to:

Bank of America, N.A. NV1-119-02-01
300 S. 4th Street, 2nd Floor Las Vegas, NV 89101
Attention: Joda L. Gibson, Senior Vice President Telephone: 702-824-9054
Facsimile: 702-824-9012

Name: Joseph W. Baty Title: Chief Financial Officer

Address where notices to the Borrower are to be sent:

Nature's Sunshine Products, Inc.
2500 West Executive Parkway, Suite 100
Lehi, UT 84043
Attention: Legal Department Telephone: (801) 341-7344

with a copy to:
Stoel Rives LLP
201 South Main Street, Suite 1100 Salt Lake City, UT 84111 Attention: Samuel P. Gardiner Telephone: 801-578-6953
Facsimile: 801-578-6999

USA Patriot Act Notice.

Federal law requires Bank of America, N.A. (the "Bank") to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

SCHEDULE A FEES
a.Facility No. 1 Loan Fee.

The Borrower agrees to pay a loan fee for Facility No. 1 in the amount of Fifty Thousand Dollars ($50,000). This fee is due on the date of this Agreement.

b.Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

c.Returned Payment Fee.

The Bank, in its discretion, may collect from the Borrower a reasonable returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment.

d.Unused Commitment Fee.

The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.20% per year. This fee is due on September 30, 2017, and on the last day of each following quarter until the expiration of the availability period.

EXHIBIT A

FORM OF BORROWER REQUEST FOR ADVANCE/PAYBACK [SEE ATTACHED]

[TO BE ON BORROWER’S LETTERHEAD]

BORROWER REQUEST FOR ADVANCE/PAYBACK

Date: _______________, 20__

To: Bank of America, N.A.

Reference is made to that certain Loan Agreement dated as of July 11, 2017 by and between Nature’s Sunshine Products, Inc. (the “Borrower”) and Bank of America, N.A. (the “Bank”) (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The undersigned hereby requests the following on ____________, 20__ (a “business day” under the Loan Agreement ) (the “Effective Date”) [check all that apply]:

▪Advance under the Line of Credit in the amount of $____________.

Please deposit proceeds of the advance from Line Account Number ____________ to Depository Account Number ____________.

▪Payback under the Line of Credit in the amount of $____________.

Please apply proceeds of the payback from Depository Account Number ____________ to Line Account Number ____________.
The Borrower hereby certifies that:

i.the advance requested herein complies with the requirements of the Loan Agreement;

ii.the person signing this document on behalf of the Borrower is an authorized officer of the Borrower whose specimen signature has been previously provided to the Bank;

iii.as of the Effective Date, the representations and warranties contained in the Loan Agreement are true and correct in all material respects (except to the extent that any such representations and warranties (a) refer specifically to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (b) are subject to any materiality qualifier, in which case such representations and warranties shall be true and correct in all respects); and

iv.as of the Effective Date, there is no event which is, or with notice or lapse of time or both would be, an Event of Default under the Loan Agreement.

Borrower:

Nature’s Sunshine Products, Inc.

By:
Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE [SEE ATTACHED]

COMPLIANCE CERTIFICATE

This Compliance Certificate (the "Certificate") is delivered pursuant to the Loan Agreement dated as of July 11, 2017 (together with all amendments and modifications, if any, from time to time made thereto, the "Loan Agreement"), between Nature’s Sunshine Products, Inc. (the "Borrower") and Bank of America, N.A. (the "Bank"). Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Loan Agreement.

The undersigned, being the duly elected, qualified and acting authorized financial officer of the Borrower, on behalf of the Borrower and solely in his or her capacity as an officer of the Borrower, hereby certifies and warrants that:

He or she is an officer of the Borrower and that, as such, he or she is authorized to execute this Certificate on behalf of the Borrower. He or she has reviewed the terms of the Loan Agreement and has made or has caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower and its consolidated subsidiaries (as applicable) during the accounting period covered by the attached financial statements (the “Applicable Period”)

As of ________________, 20___:

A.Unless specifically noted in (B) immediately below, the examination described in the third paragraph above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default under the Loan Agreement during the Applicable Period.

B.The Borrower did suffer an Event of Default with respect to the following provisions of the Loan Agreement for the Applicable Period [Show "Nil" or specifically (i) list any areas where the Borrower suffered an Event of Default under the terms of the Loan Agreement and (ii) provide details of any action it is taking and proposes to take with respect thereto]: __________

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this ______ day of
______________, 20____.

Nature’s Sunshine Products, Inc.

By:
Name and Title:

Reminder: Financial Covenant Exhibits, in the prescribed form, are to be attached to this Certificate.

FUNDED DEBT TO EBITDA RATIO EXHIBIT
(Current Year CMLTD)

Funded Debt to EBITDA Ratio (on a consolidated basis for Borrower and its consolidated subsidiaries)	Prior Year Interim (1)	Prior Full Fiscal Year (2	Current Year Interim (3)	Totals Columns (2) + (3) – (1)
1. Funded Deb
The aggregate principal amount of all outstanding liabilities for borrowed money
* other interest-bearing liabilities, including current and long-term
LESS
The non-current portion of liabilities subordinated to Borrower’s obligations to Bank
(A) = Funded Debt			1A
2. EBITDA (calculated on a rolling 4 quarters basis
net income from continuing operations
* income tax
* depreciatio
* amortizatio
* share-based compensation expen
* interest expen
[+ loss]/[- gain] non-cash foreign exchange transactions
[+ loss]/[- gain] extraordinary items
(B) = EBIT			2B
Funded Debt to EBITDA Ratio = 1(A) ¸ 2(B)

Required ratio is: 2.0 to 1.0

BASIC FIXED CHARGE COVERAGE RATIO EXHIBIT
(Current Year CMLTD)

Basic Fixed Charge Coverage Ratio (on a consolidated basis for Borrower and its consolidated subsidiaries)	Prior Year Interim (1)	Prior Full Fiscal Year (2)	Current Year Interim (3)	Totals Columns (2) + (3) – (1)
1.EBITDA (calculated on a rolling 4 quarters basis): net income from continuing operations
* income tax
* depreciation
* amortization
* share-based compensation expen
* interest expense
[+ loss]/[- gain] non-cash foreign exchange transactions
[+ loss]/[- gain] extraordinary items
EBITDA
MaintenanceCapitalExpenditures
A9(A)TotalAdjustedEBITDA			1A
2. Expenses (calculated on a rolling 4 quarters basis Interest expense
* Current portion of long term debt as shown on current financial
* Current portion of capitalized lease obligations as shown on current financial
* Cash income tax expense and dividends, withdrawals, a distributions as shown on current financial statement
(B) Total Fixed Charges			2B
Basic Fixed Charge Coverage Ratio = 1(A) ¸ 2(B

Required ratio is:

a.for the period ending December 31, 2017: 1.15 to 1.0
b.for the periods ending March 31, 2018 and thereafter: 1.25 to 1.0

EBITDA EXHIBIT
(Current Year CMLTD)

EBITDA (on a consolidated basis for Borrower and its consolidated subsidiaries)	Prior Year Interim (1)	Prior Full Fiscal Year (2	Current Year Interim (3)	Totals Columns (2) + (3) – (1)
EBITDA (calculated on a rolling 4 quarters basis):
net income from continuing operations
* income tax
* depreciation
* amortization
* share-based compensation expen
* interest expense
[+ loss]/[- gain] non-cash foreign exchange transactions
[+ loss]/[- gain] extraordinary items
EBITDA			2B

Required EBITDA is for the periods ending:

September 30, 2017	$9,500,000
December 31, 2017 and March 31, 2018	$11,500,000
June 30, 2018 and September 30, 2018	$13,000,000
December 31, 2018	$15,000,000
March 31, 2019	$18,000,000
June 30, 2019 and thereafter	$21,000,000